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WYNN RESORTS, LIMITED

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On March 26, 2025, Wynn Resorts, Limited (the “Company”) issued the following press release in connection with the Company’s 2025 annual meeting of shareholders.

Wynn Resorts Announces Nomination of Anthony Sanfilippo to the Board of Directors

Brings Deep Experience and Operational Expertise in the Hospitality and Gaming Industry

LAS VEGAS—(BUSINESS WIRE)—Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Anthony Sanfilippo, former Chairman and Chief Executive Officer of Pinnacle Entertainment, has been nominated by the Wynn Resorts Board of Directors (the “Board”) as a director for election at the Company’s 2025 Annual Meeting of Shareholders (“Annual Meeting”), to be held on April 30, 2025. Margaret “Dee Dee” Myers, who has served on the Board since 2018, has decided not seek re-election at the Annual Meeting.

Mr. Sanfilippo is a seasoned executive in the hospitality and gaming industry who brings more than 35 years of experience and operational expertise to the Wynn Resorts Board. During his nearly decade-long tenure as the Chairman and CEO of Pinnacle Entertainment, Inc., Mr. Sanfilippo drove significant growth, leading multiple strategic transactions and organic growth initiatives. Prior to that, he served as President and CEO of Multimedia Games Inc., then a publicly traded creator and supplier of technology systems and electronic gaming devices for the gaming industry, and as a Division President at Caesars Entertainment.

“We are very pleased that Anthony has agreed to stand for election to our Board at this year’s Annual Meeting,” said Philip G. Satre, Chairman of the Board. “Following a record year at Wynn Resorts – both financially and operationally – and with strong stability within our business, we are focusing on our growth and diversification around the world to drive long-term value. Our Nominating and Corporate Governance Committee could not have found an individual better suited to augment our Board’s expertise as we execute on our strategy – Anthony’s experience in the hospitality and gaming industry is unrivaled. I had the great pleasure of working with him for many years and am confident he will have a significant impact on our Board.”

Satre continued, “We are deeply grateful to Dee Dee for her many contributions over the past seven years. She provided invaluable counsel and leadership as we navigated a difficult time in our company’s history. On behalf of the entire Wynn Resorts Board, I would like to thank Dee Dee for her service.”

ABOUT WYNN RESORTS

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com), Wynn Palace, Cotai (wynnpalace.com), and operates Encore Boston Harbor (encorebostonharbor.com). The Company is constructing an Integrated Resort in Ras Al Khaimah, United Arab Emirates, set to open in 2027.

Wynn and Encore Las Vegas consist of two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites, and villas. The resort features approximately 194,000 square feet of casino space, 20 signature dining experiences, 14 bars, two award-winning spas, approximately 513,000 rentable square feet of meeting and convention space, approximately 177,000 square feet of retail space as well as two showrooms, two nightclubs, a beach club, and recreation and leisure facilities, including Wynn Golf Club, an 18-hole championship golf course.

Encore Boston Harbor is a luxury resort destination featuring a 210,000 square foot casino, 671 hotel rooms, an ultra-premium spa, specialty retail, 14 dining and lounge venues, a nightclub and approximately 71,000 square feet of state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has created a six-acre public park and Harborwalk along the shoreline. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms and suites, approximately 294,000 square feet of casino space, 14 food and beverage outlets, approximately 31,000 square feet of meeting and convention space, approximately 64,300 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 468,000 square feet of casino space, 14 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 107,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Al Marjan Island will be the first integrated resort in the United Arab Emirates. Set to open in 2027, the resort will be located 50 minutes from Dubai International Airport in the emirate of Ras Al Khaimah. Wynn Resorts is developing the project in partnership with Marjan and RAK Hospitality Holding, creating a new category of luxury in the region. The resort will offer 1,542 rooms and well-appointed suites, as well as 22 restaurants, lounges, and bars, a theater, a nightclub, and a beach club adjacent to the Arabian Gulf. In addition, Wynn Al Marjan Island will feature multiple swimming and wading pools, water features, private cabanas, and tropical landscaping, a five-star spa, and a salon. The resort will also include a 15,000-square-meter shopping promenade filled with the world’s top luxury boutiques, and a 7,500-square-meter meetings and events center.